Exhibit 99.1

MEDIA CONTACT
N E W S R E L E A S E	Amy Baker
VP, Corporate Communications & Marketing
abaker@mvbbanking.com
844-682-2265

MVB Financial Corp. Reports First Quarter 2020 Results with a 37.5% Increase in Noninterest-Bearing Deposits from Year End

FAIRMONT, W.Va., April 28, 2020 – MVB Financial Corp. (the “Company”) (NASDAQ: MVBF) today reported net income of $1.0 million, or $0.08 basic and diluted earnings per share for the three months ended March 31, 2020.

	Quarterly			Year-to-Date
	2020	2019	2019	2020	2019
	First Quarter	Fourth Quarter	First Quarter
Net income	$1,048	$4,095	$3,192	$1,048	$3,192

Earnings per share - basic	$0.08	$0.34	$0.26	$0.08	$0.26

Earnings per share - diluted	$0.08	$0.32	$0.26	$0.08	$0.26

Due to concerns within the industry being caused by the COVID-19 pandemic, management concentrated efforts on maintaining greater liquidity in anticipation of loan deferrals and other potential cash flow disruptions. The Company is actively participating in the Paycheck Protection Program, evaluating other programs available to assist our clients and providing consumer deferrals consistent with government-sponsored enterprise (“GSE”) guidelines. The Company and management continue to focus on strengthening liquidity, asset quality and capital. As of March 31, 2020, total deposits, including deposits at branches held for sale, increased $332.7 million and borrowings decreased $192.1 million from December 31, 2019. Even with a significant increase in total deposits, total interest expense decreased $837 thousand and the cost of interest-bearing liabilities decreased 20 basis points versus the three months ended December 31, 2019.

While the Company continues to see growth in loans, improvement in deposit mix and expansion in net interest income, volatility in the mortgage market created from the COVID-19 pandemic and related Federal Reserve stimulus in the mortgage-backed security (“MBS”) market caused significant downward

Exhibit 99.1
pressure on the derivative asset related to the Company's mortgage pipeline. After the end of the first quarter, the Federal Reserve slowed down purchases in the MBS market and recent announcements from GSE's on deferment periods are bringing stability to the market.

With the decrease in U.S. Treasury and mortgage rates, MVB Mortgage saw a significant increase in originations during the first quarter 2020. Mortgage originations increased above normal averages in the fourth quarter 2019 and remained strong with a significant rise in March 2020. However, the Federal Reserve's stimulus, which included the purchase of $525 billion of Agency MBS, the primary vehicle used to hedge the locked pipeline, caused a decrease in the valuation of the MBS market. This volatility in valuation caused a decrease in the derivative asset of $3.6 million, which resulted in a net loss of $1.1 million at MVB Mortgage for the three months ended March 31, 2020. In addition, stress to the servicing market, caused by concerns around the length and commitment of deferral periods for residential mortgages, caused numerous servicing companies to pull back from the market which drove a reduction in premiums related to mortgage servicing rights. These reduced premiums also impacted the valuation of the derivative.
MANAGEMENT OVERVIEW
“We believe the impact on the U.S. and world economy from the COVID-19 pandemic will be substantial, and MVB will continue to respond accordingly in our role as bankers and leaders. MVB is well positioned to weather the COVID-19 storm,” said Larry F. Mazza, President and CEO, MVB Financial Corp.

“One thing that I can be certain about in these uncertain times is Team MVB. As we have in the past, we will step up to face our challenges. By focusing on our purpose and by being adaptive, which is one of our core values, Team MVB – like America – will come out on the other side better than before.”

Total noninterest-bearing deposits increased $111.7 million, or 37.5%, from December 31, 2019, and increased $173.4 million, or 73.5%, from March 31, 2019, to a balance of $409.5 million as of March 31, 2020. The growth in noninterest-bearing deposits was primarily driven by MVB’s continued strategic initiatives in Fintech and specialty deposits. As of March 31, 2020, total noninterest-bearing deposits were 22.9% of total deposits, compared to 20.5% as of December 31, 2019, and 16.5% as of March 31, 2019. In addition to this increase in noninterest-bearing deposits, FHLB and other borrowings decreased $192.1 million, or 86.2%, from December 31, 2019, and decreased $84.1 million, or 73.2%, from March 31, 2019, to a balance of $30.8 million as of March 31, 2020.

Exhibit 99.1
FIRST QUARTER 2020 HIGHLIGHTS
•Net interest margin continued to grow and was 3.60% for the quarter ended March 31, 2020, an increase of 8 basis points versus the quarter ended December 31, 2019, and an increase of 15 basis points versus the quarter ended March 31, 2019.
•Loans, including loans at branches held for sale, of $1.4 billion as of March 31, 2020, increased $14.3 million, or 1.0%, from December 31, 2019, and increased $90.6 million, or 6.8%, from March 31, 2019.
•Nonperforming loans totaled $5.9 million, or 0.42%, of total loans as of March 31, 2020, compared to 0.37% of total loans as of December 31, 2019, and compared to 0.53% of total loans as of March 31, 2019.
•Deposits, including deposits at branches held for sale, of $1.8 billion as of March 31, 2020, increased $332.7 million, or 22.9%, from December 31, 2019, and increased $355.4 million, or 24.8% from March 31, 2019.
•Noninterest-bearing deposits, including noninterest-bearing deposits at branches held for sale, of $409.5 million as of March 31, 2020, increased $111.7 million, or 37.5%, from December 31, 2019, and increased $173.4 million, or 73.5%, from March 31, 2019.
•Net interest income of $16.2 million for the quarter ended March 31, 2020, increased $306 thousand, or 1.9%, from the quarter ended December 31, 2019, and increased $2.2 million, or 15.7% from the quarter ended March 31, 2019.

As previously reported, on November 21, 2019, the Company entered into a Purchase and Assumption Agreement with Summit Community Bank, Inc. (“Summit”), a subsidiary of Summit Financial Group, Inc., pursuant to which Summit will purchase certain assets and assume certain liabilities of three MVB Bank branches in Berkeley County, W.Va. and one MVB Bank branch in Jefferson County, W.Va. Summit has agreed to assume certain deposit liabilities and to acquire certain loans, as well as cash, real property, personal property, and other fixed assets associated with the branches. Refer to the “Subsequent Events” section for additional information related to the closing of this transaction.

Exhibit 99.1

	As of March 31, 2020
(Dollars in thousands)	Balance to be retained by MVB	Balance to be assumed by Summit	Total
Commercial and non-residential real estate loans	$1,094,494	$11,262	$1,105,756
Residential real estate and home equity loans	298,349	20,806	319,155
Consumer and other loans	3,763	3,138	6,901
Deferred loan origination fees and costs, net	(28)	—	(28)
Total loans	1,396,578	35,206	1,431,784
Premises and equipment, net	22,329	3,931	26,260

Noninterest-bearing deposits	$387,536	$21,991	$409,527
Interest-bearing deposits	1,210,703	165,816	1,376,519
Total deposits	1,598,239	187,807	1,786,046

LOANS
Loans, including loans at branches held for sale, totaled $1.4 billion as of March 31, 2020, an increase of $14.3 million, or 1.0%, from December 31, 2019, and an increase of $90.6 million, or 6.8%, from March 31, 2019. Commercial loans have increased $25.8 million, or 2.4%, from the quarter ended December 31, 2019, and increased $143.7 million, or 14.9%, from March 31, 2019. The year-over-year growth in loans is attributable to strong growth in MVB's Northern Virginia market and consistent performance by the commercial lending team. Residential portfolio mortgage loan sales totaled $23.4 million in the quarter ended March 31, 2020, $24.4 million during the quarter ended December 31, 2019, and $4.9 million during the quarter ended March 31, 2019. The yield on loans was 4.97% for the quarter ended March 31, 2020, a decrease of 13 basis points from the quarter ended December 31, 2019, and a decrease of 23 basis points from the quarter ended March 31, 2019.

Loans held for sale, excluding the loans at branches held for sale, totaled $186.1 million as of March 31, 2020, an increase of $76.3 million, or 69.5%, from December 31, 2019, and an increase of $120.2 million, or 182.2%, from March 31, 2019. Loans held for sale increased as a result of increases in the locked mortgage loan pipeline and increased demand as a result of U.S. Treasury and mortgage rates falling in the first quarter of 2020.

DEPOSITS
The Company continues to execute on its deposit growth strategy, including strategic initiatives in Fintech and specialty deposits. Deposits, including deposits at branches held for sale, totaled $1.8 billion as of March 31, 2020, an increase of $332.7 million, or 22.9%, from December 31, 2019, and an increase of $355.4 million, or 24.8% from March 31, 2019. Noninterest-bearing deposits, including noninterest-bearing

Exhibit 99.1
deposits at branches held for sale, totaled $409.5 million as of March 31, 2020, or 22.9%, of the total deposit base, an increase of $111.7 million, or 37.5%, from December 31, 2019, and an increase of $173.4 million, or 73.5%, from March 31, 2019.

NET INTEREST INCOME
Net interest income for the quarter ended March 31, 2020, was $16.2 million, an increase of $306 thousand, or 1.9%, from the quarter ended December 31, 2019, and an increase of $2.2 million, or 15.7%, from the quarter ended March 31, 2019. Net interest margin for the quarter ended March 31, 2020 was 3.60%, an increase of 8 basis points versus the quarter ended December 31, 2019, and an increase of 15 basis point versus the quarter ended March 31, 2019.

Interest income decreased 2.5% during the quarter ended March 31, 2020, compared to the quarter ended December 31, 2019, as a result of a decrease of 10 basis points in the yield on earning assets, and increased 5.5% compared to the quarter ended March 31, 2019, even with a decrease of 24 basis points in the yield on earning assets. The decrease in the yield on earning assets compared to the quarter ended December 31, 2019, was the result of a 22-basis point decrease in the yield on commercial loans. The decrease in the yield on earning assets compared to the quarter ended March 31, 2019, was the result of a 26-basis point decrease in the yield on commercial loans.

Interest expense decreased 15.6% during the quarter ended March 31, 2020, compared to the quarter ended December 31, 2019, as a result of a decrease of 20 basis points in the cost of interest-bearing liabilities. Interest expense decreased 19.9% compared to the quarter ended March 31, 2019, due to a decrease of 36 basis points in the cost of interest-bearing liabilities. The decrease in the cost of interest-bearing liabilities compared to the quarter ended December 31, 2019, was the result of a 23-basis point decrease in the cost of NOW accounts, a 19-basis decrease in the cost of money market checking accounts, and an 11-basis point decrease in the cost of CDs. The decrease in the cost of interest-bearing liabilities compared to the quarter ended March 31, 2019, was the result of a 25-basis point decrease in the cost of CDs and an 86-basis point decrease in the cost of FHLB and other borrowings.

An increase in the Company's average noninterest-bearing balances of $35.3 million from the quarter ended December 31, 2019, helped to maintain a 33-basis point favorable spread on net interest margin for the quarter ended March 31, 2020, compared to a 34-basis point favorable spread for the quarter ended December 31, 2019.

Exhibit 99.1
An increase in the Company’s average noninterest-bearing balances of $117.4 million from the quarter ended March 31, 2019, helped to grow a 33-basis point favorable spread on net interest margin in 2020 compared to a 30-basis point favorable spread in 2019.

ASSET QUALITY
Provision for loan losses totaled $1.1 million for the quarter ended March 31, 2020, an increase of $906 thousand, or 390.5%, from the quarter ended December 31, 2019, and an increase of $838 thousand, or 279.3%, from the quarter ended March 31, 2019. The increase in provision is the result of the net impact of adjustments to the portfolio segmentation, changes in the level of recognized charge offs, historical loss rates, and qualitative adjustment factors. The Company is evaluating the effects of COVID-19 as it relates to the asset quality of the loan portfolio and will continue to evaluate and assess the need for additional loan loss provision in the second quarter of 2020 and beyond.

Nonperforming loans totaled $5.9 million, or 0.42%, of total loans as of March 31, 2020, compared to 0.37% of total loans as of December 31, 2019, and compared to 0.53% of total loans as of March 31, 2019. In addition, net charge-offs for the quarter ended March 31, 2020, increased $1.4 million compared to the quarter ended December 31, 2019, and increased $1.8 million compared to the quarter ended March 31, 2019. During the first quarter of 2020, there was a charge-off of a $1.8 million government lease financing loan stemming from the non-renewal of the underlying government contract. This charge-off was not related to the COVID-19 pandemic.

NONINTEREST INCOME
Noninterest income totaled $10.9 million for the quarter ended March 31, 2020, a decrease of $3.9 million, or 26.5%, from the quarter ended December 31, 2019, and an increase of $2.1 million, or 23.8%, from the quarter ended March 31, 2019.

The $3.9 million decrease in noninterest income from the quarter ended December 31, 2019, was due to a decrease in the gain on derivatives of $2.1 million and a decrease in mortgage fee income of $1.8 million. The decrease in the gain on derivatives was the result of the volatility of rates due to the COVID-19 pandemic. Loan originations spiked during early March when Treasury yields were at an all-time low. Mortgage rates were “locked-in” near lows, offering lower yields. As previously discussed, the mark to market loss is attributable to instability in the market for MBS and mortgage servicing rights. The decrease in mortgage fee income was driven by a decrease of $76.4 million in mortgage loans sold for the three months ended March 31, 2020 compared to the three months ended December 31, 2019.

Exhibit 99.1

The $2.1 million increase in noninterest income from the quarter ended March 31, 2019, was due to an increase in mortgage fee income of $4.5 million, an increase in compliance consulting income of $1.0 million, an increase in gain on sale of securities of $394 thousand, and an increase in commercial swap fee income of $240 thousand. These increases were partially offset by a decrease in the gain on derivatives of $4.0 million and a decrease in income on bank owned life insurance of $302 thousand. The increase in mortgage fee income of $4.5 million was driven by an increase of $171.7 million in mortgage loans sold for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. The increase in compliance consulting income of $1.0 million was due to the addition of the Chartwell Compliance team during 2019. Chartwell Compliance specializes in regulatory compliance and risk management and was acquired in the third quarter of 2019. The increase in commercial swap fee income of $240 thousand was due to swap volume of $12.3 million for the first quarter of 2020 compared to $3.0 million for the first quarter of 2019.

NONINTEREST EXPENSE
Noninterest expense totaled $24.7 million for the quarter ended March 31, 2020, a decrease of $327 thousand, or 1.3%, from the quarter ended December 31, 2019, and an increase of $6.2 million, or 33.7%, from the quarter ended March 31, 2019.

The $327 thousand decrease in noninterest expense from the quarter ended December 31, 2019, was due to a decrease in professional fees expense of $643 thousand and a decrease in travel, entertainment, dues, and subscriptions expense of $214 thousand. These decreases were partially offset by an increase in salary and employee benefits expense of $459 thousand. The decrease in professional fees expense was due to a reduction in Fintech product and technology development. The decrease in travel, entertainment, dues, and subscriptions expense was the result of decreased travel due to the COVID-19 pandemic. The increase in salary and employee benefits expense was the result of increased mortgage production.

The $6.2 million increase in noninterest expense from the quarter ended March 31, 2019, was due to an increase in salaries and employee benefits expense of $4.4 million, an increase in travel, entertainment, dues, and subscriptions expense of $528 thousand, and an increase in professional fees expense of $503 thousand. The increase in salaries and employee benefits expense was primarily the result of increased mortgage production, the build-out of other Company personnel, the build-out of the Fintech team, increased incentive and stock-based compensation, and the additional team members acquired as a result of the Chartwell acquisition during the third quarter of 2019. The increase in travel, entertainment, dues,

Exhibit 99.1
and subscriptions expense was mainly driven by travel for deposit acquisition and on-boarding costs, including due diligence, related to Fintech opportunities. Travel, entertainment, dues, and subscriptions for the compliance consulting team added during 2019 have also driven the increase. The increase in professional fees was primarily due to increased legal fees related to the previously announced MVB Mortgage transaction that is scheduled to close in mid-2020 and increases due to special projects, Fintech products, and technology development.

SUBSEQUENT EVENTS
On April 3, 2020, the Bank entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation (“FDIC”), as receiver for The First State Bank (“First State”), Barboursville, W.Va., providing for the assumption by the Bank of certain liabilities and the purchase by the Bank of certain assets of First State. First State depositors automatically became depositors of the Bank and, subject to the insurance limitations, deposits will continue to be insured by the FDIC without interruption. In the Agreement, the Bank agreed to pay no deposit premium and to acquire the assets at a discount to book value of approximately $28.2 million. The Bank also acquired three branch locations in Barboursville, Teays Valley, and Huntington, W.Va. for aggregate consideration of approximately $1.5 million. The Bank further acquired certain other real estate owned (“OREO”) for 47.5% of the book value of such OREO. The deposits assumed by the Bank had an aggregate book balance of approximately $140.0 million. Additional assets acquired included cash and securities of $37.0 million and loans with a book value of $83.7 million. Net proceeds received from the FDIC for the transaction was $39.6 million. The Bank estimates a bargain purchase gain of approximately $6.0 million related to this transaction but is still in the process of finalizing the mark to market analysis of the portfolio.

On April 17, 2020, Paladin Fraud, LLC (“PF”), a newly formed West Virginia limited liability company and wholly owned subsidiary of MVB Bank, entered into an Asset Purchase Agreement with Paladin, LLC, (“Paladin”), James Houlihan and Jamon Whitehead (collectively "Paladin Group"). Pursuant to the Purchase Agreement, PF acquired substantially all of the assets and certain liabilities of Paladin and the purchase price of the transaction consisted of 19,278 unregistered shares of MVB common stock and an undisclosed amount of cash. The Paladin Group is a respected leader in the fraud prevention industry and has formed a specialty niche that aligns well with MVB as a preferred bank for Fintech companies.

On April 24, 2020, the Company completed the previously announced sale of certain assets and liabilities of four branch locations to Summit. Summit assumed $188.1 million in deposits and acquired $36.8 million in

Exhibit 99.1
loans, as well as cash, real property, personal property and other fixed assets. The Company will recognize a gain of approximately $10.0 million related to this transaction.

STOCK REPURCHASE PROGRAM
As previously announced on August 12, 2019, the Board of Directors of the Company approved a stock repurchase program. Under this program, the Company is authorized to repurchase up to $5 million of its outstanding shares of common stock over the next 12 months or until the purchase is fully absorbed, whichever date comes first. During the first quarter of 2020, the Company repurchased 16,300 shares.

DIVIDEND
As previously announced on February 20, 2020, MVB issued its first quarterly dividend for 2020 including a 29% increase compared to the previous quarter dividend payout. With this increase, the Company's dividend is up 157% since the first quarter of 2019. The Company declared a quarterly cash dividend of $0.09 per share payable on March 15, 2020, to shareholders of record at the close of business on March 1, 2020.

About MVB Financial Corp.

MVB Financial Corp. (“MVB Financial” or “MVB”), the holding company of MVB Bank, is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.” Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services.

MVB is a financial holding company headquartered in Fairmont, W.Va. Through its subsidiary, MVB Bank, Inc., and the bank’s subsidiaries, MVB Mortgage, the MVB Community Development Corporation, Chartwell Compliance and Paladin, the company provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond. Chartwell Compliance is a specialty compliance firm providing regulatory compliance and market entry facilitation for firms entering into or expanding in North America within the Fintech industry.

For more information about MVB, please visit ir.mvbbanking.com.

Exhibit 99.1
Forward-looking Statements

MVB Financial Corp. (the “Company”) has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Earnings Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as “may,” “plans,” “believes,” “expects,” “anticipates,” “continues,” “may” or similar expressions occur in this Earnings Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Earnings Release. Those factors include but are not limited to: credit risk; changes in market interest rates; inability to achieve anticipated synergies; ability to successfully integrate recent mergers and acquisitions, including First State and Summit; competition; length and severity of the recent COVID-19 (coronavirus) outbreak and its impact on the Company’s business and financial condition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

MVB Financial Corp.
Donald T. Robinson, Executive Vice President and CFO
(304) 598-3500
drobinson@mvbbanking.com

Exhibit 99.1
MVB Financial Corp.
Financial Highlights
Consolidated Statements of Income
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2020	2019	2019
	First Quarter	Fourth Quarter	First Quarter
Interest income	$20,699	$21,230	$19,623
Interest expense	4,528	5,365	5,651
Net interest income	16,171	15,865	13,972
Provision for loan losses	1,138	232	300
Net interest income after provision for loan losses	15,033	15,633	13,672

Noninterest income:
Mortgage fee income	11,219	13,015	6,670
Other income	(369)	1,741	2,095
Total noninterest income	10,850	14,756	8,765

Noninterest expense:
Salaries and employee benefits	16,182	15,723	11,734
Other expense	8,474	9,260	6,714
Total noninterest expenses	24,656	24,983	18,448

Income before income taxes	1,227	5,406	3,989
Income tax expense	179	1,311	797
Net income	$1,048	$4,095	$3,192
Preferred dividends	114	115	121
Net income available to common shareholders	$934	$3,980	$3,071

Earnings per share - basic	$0.08	$0.34	$0.26

Earnings per share - diluted	$0.08	$0.32	$0.26

Exhibit 99.1
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in thousands)

	March 31, 2020	December 31, 2019	March 31, 2019
Cash and cash equivalents	$88,874	$28,002	$17,958
Certificates of deposit with other banks	12,549	12,549	14,778
Securities available-for-sale, at fair value	223,101	235,821	224,741
Equity securities	19,026	18,514	9,841
Loans held for sale	186,128	109,788	65,955
Loans	1,396,578	1,374,541	1,341,218
Less: Allowance for loan losses	(11,161)	(11,775)	(11,242)
Net Loans	1,385,417	1,362,766	1,329,976
Premises and equipment	22,329	21,974	25,922
Assets of branches held for sale	39,137	46,554	—
Goodwill	19,630	19,630	18,480
Other assets	103,489	88,516	82,257
Total assets	$2,099,680	$1,944,114	$1,789,908

Noninterest-bearing deposits	$387,536	$278,547	$236,086
Interest-bearing deposits	1,210,703	986,495	1,194,573
Deposits of branches held for sale	187,807	188,270	—
Borrowed funds	30,815	222,885	114,884
Other liabilities	71,666	55,981	63,493
Stockholders' equity	211,153	211,936	180,872
Total liabilities and stockholders' equity	$2,099,680	$1,944,114	$1,789,908

Exhibit 99.1

Reportable Segments
(Unaudited)

Three Months Ended March 31, 2020	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$18,774	$2,418	$1	$(494)	$20,699
Interest expense	3,838	1,387	35	(732)	4,528
Net interest income (loss)	14,936	1,031	(34)	238	16,171
Provision for loan losses	1,132	6	—	—	1,138
Net interest income (loss) after provision for loan losses	13,804	1,025	(34)	238	15,033

Noninterest Income:
Mortgage fee income	110	11,347	—	(238)	11,219
Other income	3,346	(3,562)	1,504	(1,657)	(369)
Total noninterest income	3,456	7,785	1,504	(1,895)	10,850

Noninterest Expenses:
Salaries and employee benefits	5,866	7,884	2,432	—	16,182
Other expense	6,659	2,397	1,075	(1,657)	8,474
Total noninterest expenses	12,525	10,281	3,507	(1,657)	24,656

Income (loss) before income taxes	4,735	(1,471)	(2,037)	—	1,227
Income tax expense (benefit)	1,012	(349)	(484)	—	179
Net income (loss)	$3,723	$(1,122)	$(1,553)	$—	$1,048
Preferred stock dividends	—	—	114	—	114
Net income (loss) available to common shareholders	$3,723	$(1,122)	$(1,667)	$—	$934

Exhibit 99.1

Three Months Ended December 31, 2019	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$19,428	$2,484	$1	$(683)	$21,230
Interest expense	4,395	1,711	41	(782)	5,365
Net interest income (loss)	15,033	773	(40)	99	15,865
Provision for loan losses	125	107	—	—	232
Net interest income (loss) after provision for loan losses	14,908	666	(40)	99	15,633

Noninterest Income:
Mortgage fee income	150	12,964	—	(99)	13,015
Other income	3,865	(1,434)	1,478	(2,168)	1,741
Total noninterest income	4,015	11,530	1,478	(2,267)	14,756

Noninterest Expenses:
Salaries and employee benefits	5,632	7,917	2,174	—	15,723
Other expense	8,112	2,127	1,189	(2,168)	9,260
Total noninterest expenses	13,744	10,044	3,363	(2,168)	24,983

Income (loss) before income taxes	5,179	2,152	(1,925)	—	5,406
Income tax expense (benefit)	1,206	581	(476)	—	1,311
Net income (loss)	$3,973	$1,571	$(1,449)	$—	$4,095
Preferred stock dividends	—	—	115	—	115
Net income (loss) available to common shareholders	$3,973	$1,571	$(1,564)	$—	$3,980

Exhibit 99.1

Three Months Ended March 31, 2019	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$18,327	$1,538	$1	$(243)	$19,623
Interest expense	4,754	993	285	(381)	5,651
Net interest income (loss)	13,573	545	(284)	138	13,972
Provision for loan losses	247	53	—	—	300
Net interest income (loss) after provision for loan losses	13,326	492	(284)	138	13,672

Noninterest Income:
Mortgage fee income	109	6,697	—	(136)	6,670
Other income	1,566	476	1,779	(1,726)	2,095
Total noninterest income	1,675	7,173	1,779	(1,862)	8,765

Noninterest Expenses:
Salaries and employee benefits	4,395	5,159	2,180	—	11,734
Other expense	5,352	2,025	1,061	(1,724)	6,714
Total noninterest expenses	9,747	7,184	3,241	(1,724)	18,448

Income (loss) before income taxes	5,254	481	(1,746)	—	3,989
Income tax expense (benefit)	1,054	146	(403)	—	797
Net income (loss)	$4,200	$335	$(1,343)	$—	$3,192
Preferred stock dividends	—	—	121	—	121
Net income (loss) available to common shareholders	$4,200	$335	$(1,464)	$—	$3,071

Exhibit 99.1
Average Balances and Interest Rates
(Unaudited) (Dollars in thousands)

	Three Months Ended March 31, 2020			Three Months Ended December 31 2019			Three Months Ended March 31, 2019
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets
Interest-bearing deposits in banks	$13,643	$49	1.44%	$10,332	$46	1.77%	$7,546	$49	2.63%
CDs with other banks	12,549	62	1.98	12,908	64	1.97	14,778	73	2.00
Investment securities:
Taxable	127,327	666	2.10	134,990	719	2.11	139,692	879	2.55
Tax-exempt	110,188	877	3.19	111,262	910	3.24	92,417	837	3.67
Loans and loans held for sale: [1]
Commercial	1,089,212	13,863	5.11	1,029,592	13,830	5.33	951,836	12,594	5.37
Tax exempt	11,760	106	3.62	11,709	106	3.59	14,251	123	3.50
Real estate	429,720	4,953	4.62	467,633	5,425	4.60	411,639	4,941	4.87
Consumer	7,473	123	6.60	8,148	130	6.33	9,654	127	5.34
Total loans	1,538,165	19,045	4.97	1,517,082	19,491	5.10	1,387,380	17,785	5.20
Total earning assets	1,801,872	20,699	4.61	1,786,574	21,230	4.71	1,641,813	19,623	4.85
Less: Allowance for loan losses	(11,366)			(11,747)			(11,071)
Cash and due from banks	20,766			20,014			16,088
Other assets	136,744			136,650			112,301
Total assets	$1,948,016			$1,931,491			$1,759,131

Liabilities
Deposits:
NOW	$407,462	$798	0.79	$417,838	$1,076	1.02	$357,005	$729	0.83
Money market checking	432,175	1,451	1.35	366,402	1,424	1.54	297,607	1,044	1.42
Savings	36,867	1	0.01	36,120	1	0.01	40,235	1	0.01
IRAs	16,573	78	1.89	16,786	81	1.91	17,826	79	1.80
CDs	334,810	1,582	1.90	341,270	1,733	2.01	428,610	2,270	2.15
Repurchase agreements and federal funds sold	9,520	10	0.42	9,733	11	0.45	14,206	14	0.40
FHLB and other borrowings	115,930	573	1.98	193,487	997	2.04	175,222	1,229	2.84
Subordinated debt	4,124	35	3.40	4,124	42	4.04	17,524	285	6.60
Total interest-bearing liabilities	1,357,461	4,528	1.34	1,385,760	5,365	1.54	1,348,235	5,651	1.70
Noninterest bearing demand deposits	331,962			296,651			214,541
Other liabilities	43,463			41,244			18,450
Total liabilities	1,732,886			1,723,655			1,581,226

Stockholders’ equity
Preferred stock	7,334			7,334			7,834
Common stock	11,997			11,920			11,659
Paid-in capital	122,663			121,549			116,925
Treasury stock	(1,135)			(1,084)			(1,084)
Retained earnings	74,401			70,570			49,161
Accumulated other comprehensive loss	(130)			(2,453)			(6,590)
Total stockholders’ equity	215,130			207,836			177,905
Total liabilities and stockholders’ equity	$1,948,016			$1,931,491			$1,759,131

Net interest spread			3.27			3.17			3.15
Net interest income-margin		$16,171	3.60%		$15,865	3.52%		$13,972	3.45%
1 Non-accrual loans are included in total loan balances, lowering the effective yield for the portfolio in the aggregate.

Exhibit 99.1
Selected Financial Data
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2020	2019	2019
	First Quarter	Fourth Quarter	First Quarter
Earnings and Per Share Data:
Net income	$1,048	$4,095	$3,192
Net income available to common shareholders	$934	$3,980	$3,071
Earnings per share - basic	$0.08	$0.34	$0.26
Earnings per share - diluted	$0.08	$0.32	$0.26
Cash dividends paid per common share	$0.090	$0.070	$0.035
Book value per common share	$17.08	$17.13	$14.90
Tangible book value per common share	$15.16	$15.20	$13.26
Weighted average shares outstanding - basic	11,942,767	11,869,091	11,607,543
Weighted average shares outstanding - diluted	12,298,092	12,334,423	13,177,281

Performance Ratios:
Return on average assets [1]	0.22%	0.85%	0.73%
Return on average equity [1]	1.95%	7.88%	7.18%
Net interest margin [2]	3.60%	3.52%	3.45%
Efficiency ratio [3]	91.25%	81.59%	81.14%
Overhead ratio 1 4	5.06%	5.17%	4.19%
Equity to assets	10.06%	10.90%	10.11%

Asset Quality Data and Ratios:
Charge-offs	$1,756	$332	$—
Recoveries	$4	$—	$3
Net loan charge-offs to total loans [1] [5]	0.50%	0.10%	—%
Allowance for loan losses	$11,161	$11,775	$11,242
Allowance for loan losses to total loans [6]	0.80%	0.86%	0.84%
Nonperforming loans	$5,909	$5,123	$7,075
Nonperforming loans to total loans	0.42%	0.37%	0.53%

Mortgage Data:
Locked pipeline	$494,110	$150,960	$186,747
Sold loan volume	$423,224	$499,577	$251,563
Sold loan refinance volume	$209,817	$297,391	$81,661
1 annualized for the quarterly periods presented
2 net interest income as a percentage of average interest earning assets
3 noninterest expense as a percentage of net interest income and noninterest income
4 noninterest expense as a percentage of average assets
5 charge-offs less recoveries
6 excludes loans held for sale

Exhibit 99.1
Non-GAAP Reconciliation: Tangible Book Value per Common Share
(Unaudited) (Dollars in thousands)

	Quarterly
	2020	2019	2019
	First Quarter	Fourth Quarter	First Quarter
Goodwill	$19,630	$19,630	$18,480
Intangibles	3,288	3,473	527
Total intangibles	22,918	23,103	19,007

Total equity	211,153	211,936	180,872
Less: Preferred equity	(7,334)	(7,334)	(7,834)
Less: Total intangibles	(22,918)	(23,103)	(19,007)
Tangible common equity	180,901	181,499	154,031

Tangible common equity	180,901	181,499	154,031
Common shares outstanding (000s)	11,930	11,944	11,615
Tangible book value per common share	$15.16	$15.20	$13.26